Exhibit 99.0

For Immediate Release	Contact:	Bob DeFillippo
February 10, 2004		(973) 802-4149

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES 2003 RESULTS

Newark, NJ – Prudential Financial, Inc. (NYSE:PRU) today reported net income for its Financial Services Businesses of $1.025 billion ($1.98 per Common share) for the year ended December 31, 2003, compared to $679 million ($1.25 per Common share) for 2002. After-tax adjusted operating income of the Financial Services Businesses was $1.331 billion ($2.54 per Common share) for 2003, compared to $1.154 billion ($2.07 per Common share) for 2002, for a 23% increase per Common share. Adjusted operating income excludes net realized investment gains/losses and related charges and adjustments, life insurance sales practices remedies and costs, results from divested businesses and discontinued operations.

For the fourth quarter of 2003, net income of the Financial Services Businesses amounted to $481 million (92 cents per Common share) compared to a net loss of $71 million (10 cents per Common share) for the fourth quarter of 2002. After-tax adjusted operating income of the Financial Services Businesses for the fourth quarter of 2003 amounted to $331 million (64 cents per Common share) compared to $248 million (46 cents per Common share) for the fourth quarter of 2002.

On July 1, 2003, we completed the combination of our retail securities brokerage operations with Wachovia. Adjusted operating income of the Financial Services Businesses includes transition costs related to the transaction of about 4 cents per Common share in the fourth quarter of 2003, and about 12 cents for the year 2003, which is net of a modest gain that we recognized on completion of the transaction. The company acquired American Skandia on May 1, 2003, and results of the Financial Services Businesses include its results from the date of acquisition.

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“Prudential Financial made substantial progress in 2003 toward its goals of enhanced returns through effective capital management, strengthening of its core businesses and a lower cost structure. Our Insurance division benefited from our acquisition of American Skandia, which is providing returns consistent with our expectations as the integration proceeds on track. Our Investment division is positioned to benefit as the integration of our retail securities brokerage business with Wachovia proceeds. In addition, the expected closing of the CIGNA Retirement acquisition in the first half of 2004 will strengthen our retirement business. Our international insurance operations continue to produce solid results. Finally, we have realized significant cost savings, particularly in our Corporate and Other operations,” said Chairman and CEO Arthur F. Ryan.

“Considering the impact we expect from our recent transactions, we believe that Prudential Financial will achieve Common Stock earnings per share in the range of $3.05 to $3.25 for the year 2004, based on after-tax adjusted operating income. This expectation includes anticipated charges, to be absorbed within 2004 adjusted operating income, of approximately 25 cents per share from the combination of the retail securities brokerage operations, and approximately 10 cents per share from the integration of the CIGNA Retirement business. The 2004 expectation further assumes appreciation in the S&P 500 index of 8% for the year,” Ryan said. This expectation is subject to change if these assumptions are not realized and as discussed under “Forward Looking Statements” below.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

Income from continuing operations before income taxes for the fourth quarter of 2003 was $175 million for the Insurance division, $37 million for the Investment division, $200 million for the International Insurance and Investments division, and $314 million for Corporate and Other operations. For the year-ago quarter, income (loss) from continuing operations before income taxes was $56 million for the Insurance division, $(85) million for the Investment division, $148 million for the International Insurance and Investments division, and $(134) million for Corporate and Other operations.

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Presented below is a discussion of the results of our divisions, based on a non-GAAP financial measure we call adjusted operating income. We believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with generally accepted accounting principles.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The Insurance division reported pre-tax adjusted operating income of $206 million for the fourth quarter of 2003, an increase of $69 million from $137 million in the year-ago quarter. Our Individual Life and Annuities segment reported adjusted operating income of $159 million for the current quarter, representing a $74 million increase from the year-ago quarter, including a $65 million contribution from American Skandia, which we acquired on May 1. The segment’s individual life insurance business reported adjusted operating income of $63 million in the current quarter, compared to $70 million in the year-ago quarter. Fourth quarter claims experience, both in 2003 and 2002, was less favorable than that of the first nine months. The fluctuation in current quarter claims experience had an estimated negative impact of about $15 million in comparison to the year-ago quarter and, together with about $10 million of employee termination and related costs in the current quarter, more than offset the benefit of improved market conditions. The segment’s existing individual annuity business reported adjusted operating income of $31 million in the current quarter, compared to $15 million in the year-ago quarter, as current quarter results benefited from increased asset-based fees and lower guaranteed minimum death benefit costs. Amortization of deferred policy acquisition costs was reduced $39 million in the current quarter to reflect our increased estimate of profitability from variable annuities due to the continued improvement in equity market conditions during 2003, but this benefit to adjusted operating income was essentially offset by a $36 million charge in the current quarter to strengthen reserves for our periodic income annuities. Our Group Insurance segment reported adjusted operating income of $47 million in the current quarter, compared to $52 million in the year-ago quarter.

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The Investment division reported pre-tax adjusted operating income of $56 million in the fourth quarter of 2003, an increase of $21 million from $35 million in the year-ago quarter. Our Financial Advisory segment reported a loss, on an adjusted operating income basis, of $67 million for the current quarter which included a $64 million loss from retail securities brokerage operations. Results for the current quarter reflect the combination of our retail securities brokerage business with Wachovia Securities LLC on July 1, 2003. Our 38% share of the venture’s results, before transition costs, resulted in adjusted operating income of $41 million. However, current quarter results also include expenses of $79 million related to obligations we retained in connection with the contributed businesses, primarily retained litigation and regulatory matters, as well as $26 million of transition costs. In the year-ago quarter, the Financial Advisory segment reported a loss, on an adjusted operating income basis, of $29 million. Adjusted operating income from our Retirement segment amounted to $55 million for the current quarter, compared to $33 million in the year-ago quarter. The $22 million increase reflected improved results in the segment’s guaranteed products business, which benefited from $9 million of investment prepayment income in the current quarter, and its full service defined contribution business. Adjusted operating income from the Investment Management and Other Asset Management segments amounted to $68 million in the current quarter, compared to $31 million in the year-ago quarter. The $37 million increase was primarily a result of greater asset-based and transaction fees in our investment management and advisory services operations.

The International Insurance and Investments division reported pre-tax adjusted operating income of $184 million for the fourth quarter of 2003, compared to $176 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $222 million for the current quarter, an increase of $42 million from $180 million for the year-ago quarter.

The segment’s Gibraltar Life operations reported adjusted operating income of $93 million for the current quarter, compared to $71 million for the year-ago quarter, which included a less favorable level of policyholder benefits and expenses. In addition, the year-ago quarter reflects increased reserves of about $11 million to reflect stronger persistency than expected at that stage of its operations. Adjusted operating income from our international insurance operations other than Gibraltar Life was $129 million in the current quarter, an increase of $20 million from the year-ago quarter, reflecting continued business growth in Japan and Korea.

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The International Investments segment reported losses, on an adjusted operating income basis, of $38 million for the current quarter and $4 million for the year-ago quarter. The segment’s current quarter loss came primarily from a charge of $34 million to write off a receivable related to an investment.

Corporate and Other operations reported pre-tax adjusted operating income of $44 million for the fourth quarter of 2003, compared to a $1 million loss in the year-ago quarter, when we recorded costs of $45 million in connection with earlier contractual settlements.

Assets under management amounted to $432 billion at December 31, 2003, compared to $378 billion a year earlier. The American Skandia acquisition, on May 1, 2003, added $22 billion of variable annuity assets and $4 billion of mutual fund assets.

Net income of the Financial Services Businesses for the fourth quarter of 2003 amounted to $481 million, compared to a loss of $71 million in the year-ago quarter. Current quarter net income included $29 million of net realized investment losses and related charges and adjustments, pre-tax income of $265 million from divested businesses, and a loss of $21 million (net of related taxes) from discontinued operations. The realized investment losses in the current quarter included losses of $103 million from impairments and sales of credit-impaired securities. These losses were partially offset by realized investment gains, primarily resulting from sales of equity securities in Japan. At December 31, 2003, gross unrealized losses on fixed maturity investments of the Financial Services Businesses amounted to $369 million, including $321 million on investment grade securities. The pre-tax income from divested businesses included our receipt of $332 million from a favorable settlement, as announced in December 2003, related to a former business of Prudential Securities and a $54 million charge to fully reserve our remaining obligations in connection with a stop-loss reinsurance agreement we entered into in 2000, when we sold a subsidiary engaged in the commercial property and casualty insurance business.

Net income of the Financial Services Businesses for the year-ago quarter included pre-tax realized investment losses, net, and related charges and adjustments, of $283 million, which reflected losses of $385 million from impairments and sales of credit-impaired securities, as well as a $59 million pre-tax loss from divested businesses and losses of $77 million (net of related taxes) from discontinued operations.

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Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported fourth quarter 2003 net income of $94 million, compared to a net loss of $122 million for the year-ago quarter.

The Closed Block Business reported income from operations before income taxes of $143 million for the fourth quarter of 2003 and a loss from operations before income taxes of $186 million for the year-ago quarter. Closed Block Business results included net realized investment gains of $152 million in the current quarter and realized investment losses of $205 million in the year-ago quarter.

For the year ended December 31, 2003, the Closed Block Business reported net income of $239 million, compared to a net loss of $485 million for 2002.

The Closed Block Business reported income from operations before income taxes of $370 million for 2003 and a loss from operations before income taxes of $757 million for 2002.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $575 million for the fourth quarter of 2003 and a net loss of $193 million for the year-ago quarter, and reported net income of $1.264 billion for the year ended December 31, 2003 and $194 million for 2002.

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Share Repurchase Program

During the fourth quarter of 2003, the company acquired 6.5 million shares of its Common Stock, at a total cost of approximately $252 million. From the commencement of share repurchases in May 2002, through December 31, 2003, the company has acquired 55.1 million shares of its Common Stock at a total cost of approximately $1.801 billion. This includes 1.7 million shares repurchased and reissued directly to a company deferred compensation plan during 2002.

Prudential Financial’s Board of Directors today authorized a new stock repurchase program under which Prudential Financial is authorized to purchase up to $1.5 billion of its outstanding Common Stock. The timing and amount of any repurchases under the authorization will be determined by management based on market conditions and other considerations, and such repurchases may be effected in the open market or through negotiated transactions.

Forward-Looking Statements

Certain of the statements included in this release, including (but not limited to) those in the fifth paragraph hereof, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management.

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These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including without limitation: general economic, market and political conditions, including the performance of financial markets, interest rate fluctuations and the economic environment; various domestic or international military or terrorist activities or conflicts; volatility in the securities markets; reestimates of our reserves for future policy benefits and claims; changes in our assumptions related to deferred policy acquisition costs; our exposure to contingent liabilities; catastrophe losses; investment losses and defaults; changes in our claims-paying or credit ratings; competition in our product lines and for personnel; fluctuations in foreign currency exchange rates and foreign securities markets; risks to our international operations; the impact of changing regulation or accounting practices; Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; adverse litigation results; and changes in tax law. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

As indicated above, our expectation of earnings per Common share is based on after-tax adjusted operating income. Adjusted operating income, which is not measured in accordance with generally accepted accounting principles (GAAP), excludes net realized investment gains and losses. A significant element of realized losses is impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles and can vary considerably across periods. The timing of other sales that would result in gains or losses is largely subject to our discretion and influenced by market opportunities. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. Adjusted operating income also excludes the results of divested businesses, which are not relevant to our ongoing operations. Because we do not predict future realized investment gains (losses), we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

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The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2002, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Wednesday, February 11, 2004, at 11 a.m. ET, to discuss with the investment community the company’s fourth quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: http://www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through February 18. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (888) 428-4480 (domestic callers) or (651) 291-0900 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 4:15 p.m. on February 11, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 715701.

Prudential Financial companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, property and casualty insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.

Financial Highlights

(in millions, except per share data)

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$2,042	$1,961	$7,918	$7,334
Policy charges and fee income	553	437	2,001	1,780
Net investment income	1,226	1,258	4,943	5,056
Commissions, investment management fees, and other income	714	968	3,362	4,049

Total revenues	4,535	4,624	18,224	18,219

Benefits and expenses:
Insurance and annuity benefits	2,171	2,130	8,284	7,793
Interest credited to policyholders’ account balances	428	444	1,691	1,707
Interest expense	57	45	200	195
Other expenses	1,389	1,658	6,077	6,786

Total benefits and expenses	4,045	4,277	16,252	16,481

Adjusted operating income before income taxes	490	347	1,972	1,738
Income taxes, applicable to adjusted operating income	159	99	641	584

Financial Services Businesses after-tax adjusted operating income (1)	331	248	1,331	1,154

Items excluded from adjusted operating income:
Realized investment losses, net, and related charges and adjustments	(29)	(283)	(199)	(866)
Sales practices remedies and costs	—	(20)	—	(20)
Divested businesses	265	(59)	(185)	(15)

Total items excluded from adjusted operating income before income taxes	236	(362)	(384)	(901)
Income taxes, applicable to items excluded from adjusted operating income	65	(120)	(122)	(501)

Total items excluded from adjusted operating income, after income taxes	171	(242)	(262)	(400)

Income from continuing operations (after-tax) of Financial Services Businesses	502	6	1,069	754
Loss from discontinued operations, net of taxes	(21)	(77)	(44)	(75)

Net income (loss) of Financial Services Businesses	$481	$(71)	$1,025	$679

Direct equity adjustment for earnings per share calculation (2)	15	13	60	43

Earnings available to holders of Common Stock after direct equity adjustment:
Based on net income (loss)	$496	$(58)	$1,085	$722

Based on after-tax adjusted operating income	$346	$261	$1,391	$1,197

Earnings per share of Common Stock (diluted) (2):
Financial Services Businesses after-tax adjusted operating income	$0.64	$0.46	$2.54	$2.07
Items excluded from adjusted operating income:
Realized investment losses, net, and related charges and adjustments	(0.06)	(0.50)	(0.36)	(1.50)
Sales practices remedies and costs	—	(0.04)	—	(0.03)
Divested businesses	0.49	(0.10)	(0.34)	(0.03)

Total items excluded from adjusted operating income, before income taxes	0.43	(0.64)	(0.70)	(1.56)
Income taxes, applicable to items excluded from adjusted operating income	0.12	(0.21)	(0.22)	(0.87)

Total items excluded from adjusted operating income, after income taxes	0.31	(0.43)	(0.48)	(0.69)

Income from continuing operations (after-tax) of Financial Services Businesses	0.95	0.03	2.06	1.38
Loss from discontinued operations, net of taxes	(0.03)	(0.13)	(0.08)	(0.13)

Net income (loss) of Financial Services Businesses	$0.92	$(0.10)	$1.98	$1.25

Weighted average number of outstanding Common shares (diluted basis)	541.9	565.0	548.4	578.0

Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$20,340	$20,562
Per share of Common Stock—diluted	37.61	36.67
Attributed equity excluding unrealized gains and losses on investments	$18,440	$18,394
Per share of Common Stock—diluted	34.10	32.80
Number of diluted shares at end of period	540.8	560.8

See footnotes on page 4.

Financial Services Businesses Division Highlights

(in millions, except as otherwise noted)

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
Adjusted operating income before income taxes, by Segment (1):
Individual Life and Annuities	$159	$85	$619	$390
Group Insurance	47	52	169	155

Total Insurance Division	206	137	788	545

Investment Management	53	27	162	139
Financial Advisory	(67)	(29)	(111)	(43)
Retirement	55	33	192	141
Other Asset Management	15	4	46	45

Total Investment Division	56	35	289	282

International Insurance	222	180	819	757
International Investments	(38)	(4)	(17)	(6)

Total International Insurance and Investments Division	184	176	802	751

Corporate and other operations	44	(1)	93	160

Financial Services Businesses adjusted operating income before income taxes	490	347	1,972	1,738

Items excluded from adjusted operating income:
Realized investment losses, net, and related charges and adjustments	(29)	(283)	(199)	(866)
Sales practices remedies and costs	—	(20)	—	(20)
Divested businesses	265	(59)	(185)	(15)

Total items excluded from adjusted operating income before income taxes	236	(362)	(384)	(901)

Income (loss) from continuing operations before income taxes—Financial Services Businesses	$726	$(15)	$1,588	$837

Insurance Division:
Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance
Variable life	$27	$31	$99	$145
Universal life	54	30	132	86
Term life	29	26	110	89

Total excluding corporate-owned life insurance	110	87	341	320
Corporate-owned life insurance	1	16	21	122

Total	$111	$103	$362	$442

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,581	$439	$4,665	$2,000

Net sales (redemptions)	$256	$(105)	$526	$(451)

Total account value at end of period	$47,463	$18,734

Group Insurance New Annualized Premiums (4):
Group life	$72	$44	$225	$269
Group disability	24	49	144	160

Total	$96	$93	$369	$429

Investment Division:
Investment Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Retail customers	$81.2	$79.9
Institutional customers	94.8	85.2
General account	127.8	122.9

Total Investment Management and Advisory Services	$303.8	$288.0

Mutual Funds and Wrap-Fee Products Sales and Assets Under Management:
Mutual Funds and Wrap-Fee Products Sales:
Gross sales, other than money market	$2,370	$2,717	$10,022	$11,003

Net sales (redemptions), other than money market	$(376)	$21	$(686)	$174

Assets under management at end of period:
Mutual funds	$46,784	$49,756
Wrap-fee products	19,833	15,153
Other managed accounts (5)	807	16,394

Total	$67,424	$81,303

Retirement Segment Sales:
Defined Contribution:
Gross sales	$791	$1,085	$5,179	$3,858

Net sales (withdrawals)	$(69)	$179	$1,798	$610

Guaranteed Products:
Gross sales	$1,088	$411	$3,256	$1,467

Net sales (withdrawals)	$185	$(547)	$(757)	$(2,123)

See footnotes on page 4.

Financial Services Businesses Division Highlights

(in millions, except per share data or as otherwise noted)

	Three Months Ended December 31		Year Ended December 31
	2003	2002	2003	2002
International Insurance and Investments Division:
International Insurance New Annualized Premiums (6):
Actual exchange rate basis	$241	$202	$904	$743

Constant exchange rate basis	$230	$211	$907	$793

Closed Block Business Data:
Income Statement Data:
Revenues	$2,123	$1,784	$7,982	$7,121
Benefits and expenses	1,980	1,970	7,612	7,878

Income (loss) from operations before income taxes	143	(186)	370	(757)
Income taxes	49	(64)	131	(272)

Closed Block Business net income (loss)	$94	$(122)	$239	$(485)

Direct equity adjustment for earnings per share calculation (2)	(15)	(13)	(60)	(43)

Earnings available to holders of Class B Stock after direct equity adjustment	$79	$(135)	$179	$(528)

Net income (loss) per share of Class B Stock	$39.50	$(67.50)	$89.50	$(264.00)

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$952	$768
Per Share of Class B Stock	476.00	384.00
Attributed equity excluding unrealized gains and losses on investments	$278	$103
Per Share of Class B Stock	139.00	51.50
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$7,125	$6,585	$27,907	$26,303
Benefits and expenses	6,256	6,786	25,949	26,223

Income (loss) from operations before income taxes	869	(201)	1,958	80
Income taxes	273	(85)	650	(189)

Income (loss) from continuing operations	596	(116)	1,308	269
Loss from discontinued operations, net of taxes	(21)	(77)	(44)	(75)

Consolidated net income (loss)	$575	$(193)	$1,264	$194

Net income (loss):
Financial Services Businesses	$481	$(71)	$1,025	$679
Closed Block Business	94	(122)	239	(485)

Consolidated net income (loss)	$575	$(193)	$1,264	$194

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$321.3	$292.6
Assets under management (at fair market value):
Managed by Investment Division:
Investment Management Segment—Investment Management and Advisory Services	$303.8	$288.0
Non-proprietary wrap-fee products and other assets under management	40.5	33.0

Total Managed by Investment Division	344.3	321.0
Managed by International Insurance and Investments Division	53.9	47.9
Managed by Insurance Division	33.9	8.8

Total assets under management	432.1	377.7
Client assets under administration (7)	32.6	177.9

Total assets under management and administration	$464.7	$555.6

See footnotes on page 4.

(1)	Adjusted operating income is a non-GAAP measure that excludes realized investment gains, net of losses, and related charges and adjustments; and results of divested businesses and discontinued operations and individual life insurance sales practices remedies and costs; and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and exclude these items as well. Adjusted operating income should not be viewed as a substitute for net income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The excluded items are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.

(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts.

(5)	Other managed accounts were associated with businesses that were combined into Wachovia Securities, LLC on July 1, 2003. As a result, Prudential Financial no longer reports these assets as a component of its mutual fund and wrap-fee assets under management.

(6)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rates amounts are based on the average exchange rates for the year ended December 31, 2003.

(7)	Assets under administration at June 30, 2003 include approximately $155 billion associated with businesses that were combined into Wachovia Securities, LLC on July 1, 2003. As a result, Prudential Financial no longer reports these assets as a component of its assets under management and administration.